English Translation

1st Amendment of the Lease from 1-2 September 2004
effective as of 1 March 2007

Between the	GSA Grunstücksfonds Sachsen-Anhalt GmbH
Kantstraße 5, 39104 Magdeburg

Represented by the Managing Director Klaus-Dieter Theise

Acting in his own name, but as the fiduciary mandate and on account of the
State of Saxony-Anhalt
- lessor -
And the	MAW Mansfelder Aluminiumwerk GmbH
Lichtlöcherberg 40, 06333 Hettstedt

Represented by the managing directors Harald Springer and Jürgen Eger
- lessee -

Agree to the following amendments/supplements to the lease of 1-2 September 2004 as of 1 March 2007:

1           Art. 1 (Object of Lease) paragraph 1 will be modified as follows:

The industrial property of the former company property of the Aluhett Aluminiumwerk GmbH in Großörner, a section of the property listed in the Land Register of Großörner, sheet 1424 under no. 1, land parcel 271, land 2 along with buildings – in the attached map = Appendix 1 in yellow (“company property”). The company property consists of the following (unsurveyed) area:

Sheet 1424 no. 1                               Land 2                               Land parcel 271                               (ca.) 30,977 m²

2           Art. 2 (Term of Lease) paragraph 1 will be modified as follows:

The lease ends, as long as it is not extended or prematurely terminated in accordance with the conditions of this paragraph, on 31 December 2015. It is possible at the earliest and exclusively for the tenant to terminate the lease at 31 December 2009 with a period of notification of three months. If the lease is not terminated by a party at 31 December 2015 with a notification period of six months, the lease will be considered to be concluded for an undetermined period of time and can be terminated by either party with a notification period of six months to the end of the specific year of the lease.

3           Art. 3 (Rent and Secondary Costs) paragraph 1 and paragraph 6 will be modified as follows:

1.          The rent for the lease object consists of a basic monthly rent and the secondary costs (together “rent”).

The secondary costs are determined in accordance with the Operating Costs Directive (BetrKVO) in the version applicable since 2004. The allocable costs and the costs included in the lump sum are shown in nos. 1 to 17 of the Appendix 3 of this agreement. They are to be paid on a monthly basis as a lump sum. An annual settlement will not be made.

English Translation

As of 1 March 2007 the monthly rent is:

Basic monthly rent:	EUR 15,475.00
Secondary costs:	EUR 1,084.20

Total rent:	EUR 16,559.20

(In words: sixteen-thousand, five-hundred and fifty-nine 20/100 euros)

6.	For the period starting 1 January 2010 the following will apply:

Should the “Consumer Index for Germany” published by the Statistisches Bundesamt base year 2000 = 100, change by more than 2.5% compared to the value in column “Overall Index” for January 2009, the contractual partners may request an adjustment of the rent effective 1 January 2010. The criterion for the adjustment is the percentage change of the Index.

In the subsequent period a further adjustment may be requested with the same deadline of 1 January each year, if the published value has changed by more than 2.5% from the previously adjusted value.

Should the consumer price index agreed upon here no longer be continued, a valid cost of living index will be applied that is comparable to the agreed upon index.

4	Art. 8 (Contractual Use, Transfer to Third Parties) paragraph 4 will be modified as follows:

A subletting is only permitted for the purpose of exercising the usage as per Art. 1 No. 4 and requires the prior written approval of the lessor. The tenant is not authorized to transfer the rights from this lease or allow the transfer to third parties without the approval of the lessor.

In case of unauthorized transfer of use the tenant is obligated to terminate this immediately. The lessor retains the right to sue for damages for the unauthorized transfer of use and the right to an extraordinary cancellation.

5

Art. 16 (Vehicle Scale, 20-kV Station, Gas Station, Parking Areas, Washroom and Changing Facilities in the Administration Building, Annealing Furnace with Batch Equipment Bldg. 6, Transverse Plant II Bldg. 6) will be modified as follows:

Art. 16
Vehicle Scale, Gas Station, Parking Areas,
Washroom and Changing Facilities

1.

The tenant is granted the sole, cost-free use of the following objects/equipment: Gas station on the lease object Gas station (in blue) Vehicle scales (yellow) Car park (green) Washroom and changing rooms in administration building.

2.

The lessor is obligated to guarantee the functionality of the objects/equipment as per no. 1. The lessor is not liable for damages in connection with the use of the objects/equipment, unless the lessor acts with malicious intent or gorss negligence.

All other provisions of the lease from 1-2 September 2004 remain in affect and unchanged and are not affected by these amendments/supplements

Magdeburg 11 April 07	Hettstedt 11 April 07
GSA Grundstücksfonds	MAW Mansfelder Aluminiumwerk GmbH
Sachsen-Anhalt GmbH
K.-D. Theise	H Springer J. Eger